EXHIBIT 5.1
August 2, 2007
Board of Directors of
M.D.C. Holdings, Inc.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237
Gentlemen:
Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 31, 2007 (the “Registration Statement”) by M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 6,316,701 shares of its Common Stock, $.01 par value (the “Common Stock”) which may be issued to employees, officers and directors of the Company and its subsidiaries in accordance with the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan and the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors (collectively, the “Plans”).
I have examined such corporate records of the Company and such other documents as I have deemed appropriate to render this opinion.
Based upon the foregoing, I am of the opinion that the Common Stock, when sold and issued as contemplated in the Registration Statement and pursuant to the Plans, will be legally issued (subject to compliance with applicable federal and state securities laws), fully paid and are non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel